EXHIBIT 23.44

CONSENT OF NICOLAS VANIER, P. ENG.

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form S-8 of Equinox Gold Corp.

/s/ Nicolas Vanier
By: Nicolas Vanier, P. Eng.

Dated: June 17, 2025